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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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INVESTOOLS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVESTOOLS INC.
5959 CORPORATE DRIVE, SUITE LL250
HOUSTON, TEXAS 77036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 25, 2003

To the Stockholders of Investools Inc.:

        The annual meeting of stockholders (the "Annual Meeting") of INVESTools Inc. (the "Company") will be held on Thursday, September 25, 2003 at 9:00 a.m. (local time) at 45 Rockefeller Plaza, 20th Floor, New York City, New York 10111, for the following purposes:

  1.
  To elect two Class II Directors of the Company to hold office until the 2006 annual meeting of stockholders;

  2.
  To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Further information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on August 14, 2003 as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the Annual Meeting or any adjournments thereof. You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we urge you to mark, sign, date and promptly return the enclosed proxy so that your shares will be represented at the meeting.

                      By Order of the Board of Directors,

                      Lee K. Barba
                      Chairman of the Board

September 3, 2003

INVESTOOLS INC.
5959 CORPORATE DRIVE, SUITE LL250
HOUSTON, TEXAS 77036

PROXY STATEMENT
2003 Annual Meeting of Stockholders

        This Proxy Statement and accompanying Proxy Card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of INVESTools Inc., a Delaware corporation (the "Company"), for use at the 2003 Annual Meeting of Stockholders of the Company to be held at 45 Rockefeller Plaza, 20th Floor, New York City, New York 10111, at 9:00 a.m. (local time) on Thursday, September 25, 2003, and at any adjournments thereof (such meeting or adjournment(s) thereof referred to as the "Annual Meeting"), for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy card are first being mailed to stockholders on or about September 10, 2003.

        The close of business on August 14, 2003, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 43,822,477 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting. Stockholders may not cumulate their votes for the election of Directors. Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have no effect on the outcome of the vote on Item 1. Broker non-votes will not be counted in tabulations of the votes cast on Item 1 and will have no effect on the outcome of the vote.

        All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted FOR THE ELECTION OF THE NOMINEES NAMED HEREIN. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (i) by the execution and submission of a revised proxy, (ii) by written notice to the Corporate Secretary of the Company or (iii) by voting in person at the Annual Meeting.

(1)  ELECTION OF DIRECTORS FOR THE ENSUING YEAR

General

        The persons named as proxyholders in the enclosed proxy have been selected by the Board of Directors to serve as Proxies and will vote the shares represented by valid proxies at the 2003 Annual Meeting of Stockholders and any adjournments thereof. They have indicated that, unless otherwise specified in the proxy, they intend to vote for the election as director each of the persons named as a nominee listed below under "Nominees for Director" unless authority to vote in the election of directors is withheld on each proxy. The nominees are currently members of the Board of Directors. The duly elected Directors will hold office until the 2006 annual meeting of stockholders or until their successors shall have been elected and qualified. Although the Board of Directors of the Company does not contemplate that either of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person or persons as may be nominated by the Board of Directors. Proxies cannot be voted in the election of Directors for a greater number of persons than two, which is the number of nominees named herein.

Nominees for Director

        The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.

Lee K. Barba

        Mr. Barba was appointed Chief Executive Officer and Director of the Company in December 2001 and Chairman in June 2002, after having served as Chief Executive Officer of Telescan, a wholly owned subsidiary of the Company ("Telescan"). Prior to joining Telescan in February of 2000, he was the Chief Executive Officer of Open Link Financial, a risk management software company whose largest shareholder, Coral Energy, was a wholly owned subsidiary of Shell Oil Company. Mr. Barba joined Open Link after serving as President of Coral Energy. Mr. Barba joined Coral Energy after 22 years on Wall Street, where he was responsible for managing global trading businesses for Bankers Trust Company. While based in London, he was responsible for managing Bankers Trust's European offices, as well as the Global Risk Management Advisory practice, which had offices in Asia and Latin America. Upon returning to New York in 1994, Mr. Barba was the senior executive of Bankers Trust, responsible for managing the consolidation of the firm's technology and operations functions for the global capital markets businesses, which included over 2,100 in staff operating throughout Asia, Europe and North America. Earlier in his career, Mr. Barba served as a co-head of the Fixed Income Division at PaineWebber and as a Vice President of Lehman Brothers Kuhn Loeb. He earned his M.B.A. from Columbia University and his B.A. from the University of North Carolina.

Hans von Meiss

        Mr. von Meiss was appointed a Director of the Company in December 2001. Since 1997, Mr. von Meiss has been involved in financial management and consulting and has pursued investments in Internet related businesses. He also serves on the Board of Directors as President of an industrial concern and his own company, G. von Meiss AG. From 1994 to 1997, Mr. von Meiss served as Chief Executive Officer of Swiss Textile Group. From 1991 to 1994, Mr. von Meiss was Chief Executive Officer of a publicly quoted Dutch company following its privatization from the Dutch government. From 1988 to 1991, Mr. von Meiss worked as an independent financial consultant. Mr. von Meiss served as Chief Executive Officer of Dr. Ing. Koenig AG, a leading Swiss service center for flat steel and industrial fasteners from 1984 to 1988. From 1977 to 1984, Mr. von Meiss served in various positions in investment banking with Bankers Trust International Ltd. and Chase Manhattan Ltd. in London. Mr. von Meiss received a Bachelors degree in Economics in 1973 from the University of St. Gallen in Switzerland. He received his M.B.A. from INSEAD, Fontainebleau, France in 1977.

Organization of the Board of Directors

        The Company's directors are divided into three classes designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 2002 Annual Meeting of Stockholders, Class I directors were elected for a term expiring at the 2005 annual meeting of stockholders, Class II directors serve for a term expiring at the 2003 annual meeting of stockholders, and Class III directors serve for a term expiring at the 2004 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting. Each director holds office until the annual meeting for the year in which his term expires and until his successor has been elected and qualified.

        As of August 28, 2003, the Company's directors were as follows:

Name	Class	Age	Position
Stephen C. Wood	Class I	51	Director
Lee K. Barba	Class II	52	Chairman of the Board of Directors and Chief Executive Officer
Hans von Meiss	Class II	56	Director
Michael H. Goldsmith	Class III	37	Director

        Information concerning the business experience of Messrs. Barba and von Meiss is provided under the section entitled "Nominees for Director."

Stephen C. Wood

        Mr. Wood was appointed Director of the Company in December 2001. Mr. Wood is currently President and Chief Executive Officer of Wireless Services Corporation based in Bellevue, Washington. Until May 1996, Mr. Wood was President and Chief Executive Officer of Notable Technologies, L.L.C., which filed for bankruptcy in 1996. From 1993 through 1994, Mr. Wood served as Vice President of Information Broadcasting for McCaw Development Corporation located in Kirkland, Washington. Until February 1993, he was President of Starwave Corporation, a company he formed in 1991 with Microsoft Corporation co-founder Paul G. Allen to develop and market data and information products. From 1986 through 1991, Mr. Wood served in several executive positions at Asymetrix Corporation, a software development and marketing firm founded by Mr. Allen. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer software development organization for Datapoint Corporation in Austin, Texas, after serving in research and development and marketing positions. Mr. Wood began his career in 1976 when he became the sixth employee of Microsoft Corporation, where he was general manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western University and an M.S. in Electrical Engineering from Stanford University.

Michael H. Goldsmith

        Mr. Goldsmith was appointed a Director of the Company in August 2003. Mr. Goldsmith is a Managing Director with Wealth and Tax Advisory Services, Inc., a subsidiary of Hong Kong and Shanghai Banking Corp., and manages the company's state and local tax practice. Mr. Goldsmith was formerly a Tax Partner in the New York offices of Arthur Andersen L.L.P. and Deloitte & Touche L.L.P., and has been a practicing tax consultant for more than 12 years. He has an undergraduate degree in Accounting from Queens College and received his Juris Doctor from St. John's University School of Law. He received a LL.M. in Taxation from New York University School of Law.

Meetings and Committees of the Board of Directors

        There were nine meetings of the Board during 2002. All of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served.

Audit Committee

        The Audit Committee, which held six meetings during 2002, acts on behalf of the Board to oversee all material aspects of the Company's reporting, control and audit functions. The Audit Committee's role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of the business/financial risk and for compliance with significant applicable legal, ethical and regulatory requirements. Mr. von Meiss is Chairman of the Audit Committee and serves with Mr. Wood. Mr. William Savoy also served on the Audit Committee during 2002 until his resignation in July 2002.

Compensation Committee

        The Compensation Committee, which held five meetings during 2002, administers the 2001 INVESTools Stock Option Plan, establishes the compensation of the Chief Executive Officer and sets policy for compensation of all senior management and outside directors (directors who are also employees are not compensated for their service on the Board). The Compensation Committee is also responsible for the administration of five other stock option plans from which no new grants are currently being made. Mr. Wood is Chairman of the Compensation Committee and serves with Mr. von Meiss. Mr. Savoy also served on the Compensation Committee during 2002 until his resignation.

Nominating Committee

        The Company does not currently have a standing nominating committee of the Board of Directors.

Executive Officers

        As of August 28, 2003, the following persons were the executive officers of the Company:

Name	Age	Position
Lee K. Barba	52	Chairman of the Board and Chief Executive Officer
Michael D. Gillespie	38	Senior Vice President, Distance Learning, Sales, and Fulfillment
Paul A. Helbling	50	Senior Vice President and Chief Financial Officer
Thor A. Clark	33	Vice President, Chief Technology Officer
Michael D. Coval	40	Vice President
Fred J. Johnston	38	Vice President, Sales
Robert A. Kittell	45	Vice President
Daniel S. Olson	35	Vice President, Marketing
Andrew B. Scott	32	Vice President
Angela J. Williams	33	Vice President, Operations

        Information concerning the business experience of Mr. Barba is provided under the section entitled "Nominees for Director."

Michael D. Gillespie

        Mr. Gillespie was appointed Senior Vice President of the Company in June 2003. Since joining the Company, Mr. Gillespie has been instrumental in development of the Company's Personal Training System (PTS) line of products. Prior to joining the Company, Mr. Gillespie co-founded Quantum Learning, an Internet training company. He was also a co-founder of TrueNorth Corporation, a distant learning company that pioneered a unique training delivery system designed to increase participant retention and maximize return on training investment. In 1996, TrueNorth was acquired by FranklinQuest (now known as FranklinCovey), where he went on to serve as Vice President of Sales and Marketing. He earned a B.S. in Economics and a MBA in Strategic Planning and Marketing from Brigham Young University.

Paul A. Helbling

        Mr. Helbling was appointed Chief Financial Officer of the Company in December 2001. Prior to joining Telescan in August 1999, he was Vice President of Finance at PCC Flow Technologies, Inc., a subsidiary of Precision Castparts Corporation and a $350 million manufacturer of pumps and valves in the U.S. and Europe. From 1991 to 1997 Mr. Helbling served as Vice President and Chief Financial Officer of HydroChem Industrial Services, a $150 million provider of industrial cleaning services to the petrochemical, refining and utility industries. Mr. Helbling became a Certified Public Accountant in 1978, with experience in public accounting and in the contract drilling and oil and gas exploration and production industries. Mr. Helbling holds a BA and a MA degree from Rice University.

Thor A. Clark

        Mr. Clark was appointed Vice President of the Company in July 2002 and has served as Chief Technology Officer of the Company since 2001. He also served as Vice President of Technology of INVESTools California, a wholly owned subsidiary of the Company, from 1999 until its closure in 2003. Mr. Clark also held the position of Director of Development at INVESTools California. Prior to joining INVESTools California in 1995, Mr. Clark was a founding partner in Pacific Access, a consumer data services startup. Mr. Clark studied Physics and Cognitive Science at the California Institute of Technology and the University of California, Berkeley.

Michael D. Coval

        Mr. Coval was appointed to Vice President of the Company in June 2003. Mr. Coval has been an instructor teaching its core education segment for over four years. Mr. Coval also created several classes, which are marketed and sold through the INVESTools brand. From 1997 through 1999, as President of Green Line Systems Inc., Mr. Coval created and taught a class on short term trading in many large cities across the U.S. He also authored a successful book titled "A Trader on Wall Street." Mr. Coval created and designed multiple software packages, including a real time trading software program. From 1981 through 1997, Mr. Coval worked as the Northwest Regional Trainer for Wendy's Inc. and in management for the Safeway Corp. Mr. Coval received an Associates degree in Business Administration from Green River College and a Chemical Engineering degree from Highline College.

Fred J. Johnston

        Mr. Johnston joined the Company as Vice President of Sales in August 2003. Prior to joining the Company, Mr. Johnston worked as an independent consultant with national direct marketing organizations. From 1999 to 2002, Mr. Johnston served as Vice President of Sales and Marketing for Franklin Covey Coaching and managed the organization's business development and content licensing operations. Franklin Covey Coaching has provided training delivery systems for companies such as Franklin Covey Co., Inc. Magazine, Nightingale-Conant Co., Money Magazine, as well as for noted trainers and personalities including Dr. Denis Waitley, Dr. Ken Blanchard, Brian Tracy, Zig Ziglar and Tom Hopkins. Mr. Johnston started with TrueNorth in 1992 and became Director of Marketing in 1996 when TrueNorth was acquired by Franklin Covey Company.

Robert A. Kittell

        Mr. Kittell was appointed Vice President of the Company in May 2003. Mr. Kittell has served as a speaker and trainer for the Company since 1998. Prior to joining the Company, Mr. Kittell was President of Ultra Memory Systems and Memory Improvement Systems. Mr. Kittell holds a BS in Physical Education and an MA in Communications from Brigham Young University.

Daniel S. Olson

        Mr. Olson was appointed Vice President of the Company in July 2002. Mr. Olson served as Vice President, Business Development of INVESTools California, from 1998 until its closure in 2003. Prior to joining INVESTools California, Mr. Olson was the Executive Vice President and co-founder of Links Automatic Payment Network, a marketing consulting firm that developed direct debit enrollment programs for the Federal Reserve, regional automated clearinghouse associations, regional utilities and major billers, including US West and Bell Atlantic. From 1995 to 1996, Mr. Olson was the Director of Communications for Great Western Financial Securities. From 1991 to 1992, Mr. Olson specialized in product promotion for both the institutional and the individual investor at PaineWebber. From 1988 to 1990, Mr. Olson served as an assistant to the Senior Vice President at Drexel Burnham Lambert. Mr. Olson received an MFA in Creative Writing from Louisiana State University and a B.A. in Literature from the University of Southern California.

Andrew B. Scott

        Mr. Scott was appointed Vice President of the Company in May 2003. Immediately prior to joining the Company as an instructor in October 1998, Mr. Scott was a full-time, home-based trader. Since that time he has conducted more than 300 workshops for the Company. Prior to becoming a full-time trader, Mr. Scott served as President of Edge Enterprises, an internet marketing company. In his first job, he worked directly for the Vice President of Network Services at MCI Telecommunications. He received his B.A. in Economics from the University of Texas.

Angela J. Williams

        Ms. Williams was appointed Vice President of Operations of the Company in June 2003. Ms. Williams held the positions of Research Analyst and Director of Project Management after joining Telescan in 1998. Prior to joining Telescan, Ms. Williams was a Research Analyst at A.G. Edwards & Sons, Inc. Ms. Williams received a B.A. in Finance from the University of Southwest Louisiana.

SUMMARY COMPENSATION TABLE

        The following table reflects all forms of compensation for services to the Company for the years ended December 31, 2002, 2001, and 2000, of the individuals serving as the Company's Chief Executive Officer during 2002 and the Company's four other most highly compensated executive officers who were serving the Company at the end of 2002 (the "Named Executives").

Awards
Name	Year	Salary		Bonus	Other Annual Comp(1)		Restricted Stock Awards	Securities Underlying Options
Lee K. Barba Chief Executive Officer	2002 2001 2000	$353,561 295,000 248,103	(2)	$41,170 6,656 45,866	$	— — —	299,529 102,057 —	— 1,200,000 240,627
D. Scott Elder Executive Vice President (resigned August 26, 2003)	2002 2001 2000	$321,885 156,000 117,500		$71,875 19,300 204,000	$	— 304,025 2,433,065	155,850 10,000 17,500	— 340,000 25,000
Ross W. Jardine Executive Vice President (resigned August 26, 2003)	2002 2001 2000	$322,285 156,000 115,500		$71,875 18,507 204,000	$	— 304,025 2,435,215	115,193 10,000 17,500	— 340,000 25,000
Scott P. Harris Vice President (resigned May 6, 2003)	2002 2001 2000	$254,658 128,105 112,000		$30,625 — 96,000	$	— 304,025 1,211,958	— — —	— 25,000 10,000
David W. McCoy Vice President (resigned May 6, 2003)	2002 2001 2000	$253,158 129,182 113,000		$34,925 — 96,000	$	— 304,025 1,211,958	50,929 — —	— 25,000 10,000

(1)
Other annual compensation represents commissions based on workshop attendance. Additionally, in 2000, Messrs. Elder and Jardine each received $2.1 million and Messrs. Harris and McCoy each received $900,000 in additional compensation pursuant to an earn-out agreement provided for in the OIA Acquisition Agreement.
(2)
Mr. Barba joined the Company during 2000. Therefore, the amounts reflected for 2000 are for a partial year.

Stock Options

        The following tables set forth information relating to the following Named Executives with respect to (i) stock options granted in 2002, and (ii) the total number of exercised options through 2002 and the value of the unexercised in-the-money options at the end of 2002.

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year(1)
Name			Exercise Price Per Share	Expiration Date
						5%	10%
Lee K. Barba	0-550,000	(2)	$0.18	08/28/04	(3)	$—	$—
D. Scott Elder (resigned August 26, 2003)	300,000	50%	$0.18	09/14/12		$33,960	$86,062
Ross W. Jardine (resigned August 26, 2003)	300,000	50%	$0.18	09/14/12		$33,960	$86,062

(1)
Based upon 600,000 options granted to employees in 2002.
(2)
The vesting of the option granted to Mr. Barba is contingent upon an event occurring in the future. Based upon the terms of the option the number of shares issuable upon exercise of the options, if any, will be between 50,000 and 550,000 shares at an exercise price of $0.18 per share. Therefore, the percent of total options and the potential realizable value of the option grant is calculated assuming that no shares are vested.
(3)
In February 2003, this grant was amended to extend the expiration date to August 28, 2008.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End
					Value of Unexercised In-the-Money Options at Fiscal Year End
	Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lee K. Barba	—	—	457,331	983,297	—	—
D. Scott Elder (resigned August 26, 2003)	—	—	185,000	480,000	$13,500	$40,500
Ross W. Jardine (resigned August 26, 2003)	—	—	185,000	480,000	13,500	40,500
David W. McCoy (resigned May 6, 2003)	—	—	10,000	—	—	—
Scott P. Harris (resigned May 6, 2003)	—	—	10,000	—	—	—

Director Fees and Compensation

        Outside directors are paid $2,500 for each meeting of the Board of Directors or committee meeting they attend in person, plus out of pocket expenses, and $500 for each telephonic meeting or committee meeting in which they participate. These fees are determined by resolution of the Board of Directors. Directors also receive an annual stock award.

Report From the Compensation Committee Regarding Executive Compensation

        The Compensation Committee of the Board of Directors consists of Messrs. Wood and von Meiss and Mr. Savoy until his resignation in July 2002.

        The goal of the Compensation Committee is to develop compensation policies to attract and retain highly qualified officers, directors and middle managers whose skills are critical to the long-term success of the Company. Such policies are intended to reward and motivate individual and team performance with the common goal of maximizing total stockholder return.

        The Executive Vice Presidents of the Company have entered into employment agreements with the Company. Details of these agreements are discussed below. Components of executive compensation include base salary, incentive bonus and stock options. Salary levels for executive officer positions reflect the duties and levels of responsibilities inherent in the position. Salaries of executive officers are reviewed annually and the primary criteria influencing salary adjustments are the individual's performance, experience, contribution to the Company and the competitive marketplace for executive talent.

        In 2002, the Company implemented two bonus plans: the Management Incentive Bonus Plan in which all executive officers participate and the Executive Committee Annual Bonus Plan in which only the Chief Executive Officer and the Executive Vice Presidents participate. Amounts may be paid out of these plans in cash, stock or stock options.

        Stock options are used by the Company as a long-term incentive and allow executives the opportunity to acquire and build an ownership interest in the Company.

        As one of the factors in determining executive compensation, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various types of compensation and benefits. From time to time, interpretations of and changes in the tax laws affect the deductibility of compensation. The Compensation Committee currently does not anticipate that compensation paid to the executive officers in 2002 will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code.

        The compensation for the Chief Executive Officer is generally determined using the same evaluation criteria used for other officers and managers of the Company. The Chief Executive Officer has entered into an employment agreement with the Company discussed in detail below. In accordance with the agreement, the Chief Executive Officer received a base salary in 2002 of $350,000. The Chief Executive Officer has met Board of Directors and Compensation Committee expectations with respect to the growth and development of the Company.

By the Compensation Committee:

Stephen C. Wood, Chairman          Hans von Meiss

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee of the Board of Directors of the Company was, during 2002, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company. During 2002, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a Director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a Director of the Company.

Employment Agreements

        In August 2002, the employment agreements with Messrs. Barba, Elder and Jardine were amended and restated. In August 2003, the employment agreements with Messrs. Elder and Jardine were terminated as discussed below.

        Mr. Barba is to serve as Chief Executive Officer and will receive $350,000 per year as base salary. Mr. Barba also received a stock option grant to purchase 1,200,000 shares of the Company's common stock, which will vest in four equal installments beginning in December 2003, and the exercise price will equal the market price on the date of grant. Mr. Barba will participate in the Executive Committee Annual Bonus Plan and the Company's Management Incentive Bonus Plan, as well as the Company's benefit plans. Mr. Barba will be reimbursed for routine business and entertainment expenses and club membership costs. The agreement includes a covenant not to compete for 24 months after termination from the Company. In the event of termination due to death or disability, Mr. Barba, or his estate, would receive his salary and pro rata bonus for six months after his death or disability and all options would vest immediately and expire in one year. In the event of termination due to a change of control, as defined in the agreement, Mr. Barba would receive $637,500 per year for a period of two years; all options would vest immediately and expire within 90 days of termination; and Mr. Barba would receive an additional bonus for any additional taxes the package would trigger. Any other termination, other than termination with cause, would result in Mr. Barba receiving salary and bonuses, as defined in the agreement for one year, paid over a two year period and being eligible to continue to participate in the Company benefit plan, if permitted, or being compensated for the fair value of benefits Mr. Barba would not be able to participate in. Mr. Barba's agreement expires on December 6, 2004.

        Messrs. Elder and Jardine are to serve as Executive Vice Presidents, effective August 30, 2002, and will each receive $250,000 per year as base salary. Messrs. Elder and Jardine also each received a stock option grant to purchase 300,000 shares of the Company's stock, which will vest in four equal installments beginning in December 2003, and the exercise price was $0.18 per share. Messrs. Elder and Jardine each will receive a one-time cash payment of $100,000 on January 1, 2003 and will receive quarterly bonus payments of $25,000 cash to be paid on April 1, 2003, July 1, 2003, October 1, 2003 and January 1, 2004. Messrs. Elder and Jardine will participate in the Company benefit plans and will be reimbursed for routine business and entertainment expenses and club membership costs. The agreement includes a covenant not to compete for 24 months after termination from the Company. In the event of termination due to death or disability, Messrs. Elder and Jardine, or his estate, would receive his salary and pro rata bonus for six months after his death or disability, all options would vest immediately and expire in one year and the balance remaining on the Merger Transition Award would be paid in full within three months. In the event of termination due to a change of control, as defined in the agreement, Messrs. Elder and Jardine would receive $637,500 per year for a period of two years; all options would vest immediately and expire with 90 days of termination; an additional bonus for any additional taxes the package would trigger. Any other termination, other than termination with cause, would result in Messrs. Elder and Jardine receiving salary and bonuses, as defined in the agreement for one year, paid over a two year period and being eligible to continue to participate in the Company benefit plan, if permitted, or being compensated for the fair value of benefits Messrs. Elder and Jardine would not be able to participate.

        In August 2003, Messrs. Elder and Jardine entered into Termination Agreements, which terminated the Employment Agreements discussed above. Pursuant to the Termination Agreements, Messrs. Elder and Jardine resigned from all positions they held with the Company. They will each receive severance pay totaling $273,850 to be paid out over the next 9 1/2 months and $24,750 as payment for all of their outstanding options that are vested in-the-money at the date of termination.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        The following graph summarizes the total stockholder return on an investment of $100.00 over the last five years for the Company's predecessor accounting entity, ZiaSun Technologies, Inc. through December 31, 2002. The return is compared to the Russell 2000 Stock Index and a peer group consisting of New Horizons Worldwide, a company that owns and franchises computer training centers offering a variety of training choices including instructor-led classes, Web-based training, computer-based training and others. The peer group used in prior years consisted of Wade Cook Financial Corp, which declared bankruptcy in early 2002 and has been liquidated. Cumulative total return values are based on annual total return values which assume reinvestment of dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance.

	1997	1998	1999	2000	2001	2002
INVESTools Inc. Common Stock	100	178	518	40	21	8
New Horizons Worldwide	100	161	103	121	100	34
Wade Cook Financial Corp	100	11	4	3	1	0
Russell 2000 Index	100	97	115	111	112	88

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, executive officers and persons who own more than ten percent of the Company's common stock (collectively, "Filing Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership (Form 3), reports in changes of ownership (Form 4), and annual reports of ownership (Form 5). All Filing Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and upon certain other representations made, all Filing Persons filed Forms 3, 4, and 5 timely.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information, as of August 28, 2003, with respect to the number of shares of Company common stock beneficially owned by (1) each director and/or Named Executive individually, (2) all executive officers and Directors of the Company as a group and (3) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock. The number of shares does not include shares allocated to the person's account through the Company's 401(k) plan. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.

Owners	Number of Shares Beneficially Owned		% of Class
Common Stock
Lee K. Barba(1)	1,589,568	(2)	3.6%
D. Scott Elder (resigned August 26, 2003)	3,960,403		9.0%
Ross W. Jardine (resigned August 26, 2003)	3,919,746		8.9%
David W. McCoy (resigned May 6, 2003)	1,526,549	(4)	3.5%
Scott P. Harris (resigned May 6, 2003)	1,607,023	(4)	3.7%
Michael H. Goldsmith	30,000		*
Hans von Meiss(1)	565,778	(3)	1.3%
Stephen C. Wood(1)	58,424		*
All executive officers and directors as a group (13 persons)	13,856,884		31.6%
Momentum Media Limited 304 Dominion Centre 14 Queens Road East Wanchai Hong Kong	3,299,980		7.5%

*
Less than 1%
(1)
Each of the share amounts for the Directors and officers includes options to purchase additional shares, which are exercisable within the next sixty days, as follows: Lee K. Barba, 457,331; Hans von Meiss, 25,000; Stephen C. Wood 11,242.
(2)
Includes shares, as to which beneficial ownership is disclaimed, of 288,333 shares held for the benefit of family members.
(3)
Includes shares, as to which beneficial ownership is disclaimed, of 351,333 shares held for the benefit of family members.
(4)
Represents shares held on date of resignation, the last date such information was reported to the Company.

Certain Relationships and Related Transactions

        In the past, as part of the normal course of business, some members of the Board of Directors have proposed business alliances between the Company and companies with which they are associated. In the opinion of management, each of these transactions or arrangements was entered into on terms as favorable to the Company as could have been obtained in transactions or arrangements with unaffiliated third parties. However, at this time no such arrangements or alliances exist.

Audit Committee Report

        The Audit Committee of the Board of Directors consists of Messrs. von Meiss and Wood. The duties and responsibilities of the Audit Committee are set forth in a written charter the Board of Directors has adopted. Each of the members of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the NASD listing standards.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants (auditors) are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. It is the Audit Committee's responsibility to monitor these processes.

        In this context, the Audit Committee has reviewed and discussed with the Company's auditors the overall scope and plans for the independent audit. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company's audited financial statements included the auditors' judgments about the quality, not just the acceptability of the application of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards ("SAS") No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

        The Company's auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed the auditor's independence with management and the auditors. In addition, the Audit Committee considered whether the other non-audit consulting services provided by the auditor's firm could impair the auditor's independence and concluded that such services have not impaired the auditor's independence.

        Based on the Audit Committee's discussion with management and the auditors and the Audit Committee's review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC.

By the Audit Committee:

Hans von Meiss, Chairman              Stephen C. Wood

Audit Fees

        The aggregate fees billed by KPMG LLP for professional services rendered in connection with (i) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002, and (ii) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 were approximately $170,000.

Financial Information Systems Design and Implementation Fees

        No fees were paid to KPMG LLP for professional services rendered in connection with designing or implementing a hardware or software system.

All Other Fees

        No fees were paid to KPMG LLP for any other services for the Company's most recent fiscal year.

MATTERS TO BE PRESENTED

        As of the date of this Proxy Statement, the only matters which management intends to present, or is informed that others will present, for action at the Annual Meeting, are the election of the Board of Directors. If any other matters are presented at the Annual Meeting, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders.

STOCKHOLDER PROPOSALS

        Any proposal of an eligible stockholder intended to be presented at the Company's 2004 annual meeting must be received in writing by the Corporate Secretary of the Company on or before May 2, 2004 if the proposal is to be considered by the Board of Directors for inclusion in the Company's proxy material for that meeting.

EXPENSES OF SOLICITATION

        The Company will bear the expenses of preparing and mailing this proxy material, as well as the cost of any required solicitation. In addition to this solicitation of proxies, the officers, Directors and regular employees of the Company, without receiving any additional compensation therefore, may solicit proxies by mail, telephone, or personal contact. The Company will also request stockholders, banks and other fiduciaries to forward proxy material to their principals or customers who are the beneficial owners of shares and will reimburse them for reasonable out-of-pocket expenses incurred.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Lee K. Barba
                      Chairman of the Board

September 3, 2003
New York, New York

INVESTOOLS INC.
REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 25, 2003
THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY

The undersigned hereby appoints Lee K. Barba and Paul A. Helbling, each with full power of substitution, as proxies and authorizes them to vote as designated below all the shares of Common Stock of INVESTools Inc., held of record by the undersigned on August 14, 2003, at the Annual Meeting of Stockholders to be held on September 25, 2003, and at any adjournments thereof.

MAIL
•	Mark, sign and date your proxy card.
•	Detach your proxy card.
•	Return your proxy card in the postage paid envelope provided.

DETACH PROXY CARD HERE

Please Detach Here
You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

INVESTOOLS INC.

Item 1.	Election of Directors
	☐	FOR Lee K. Barba	☐	FOR Hans von Meiss
	☐	WITHHOLD AUTHORITY for Lee K. Barba	☐	WITHHOLD AUTHORITY for Hans von Meiss
Item 2. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.	Date:	2003

This Proxy, when properly executed, will be voted in the manner directed herein by the Stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 and IN THE DISCRETION OF THE PROXIES, FOR SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. If more than one of the proxies designated hereby shall be present in person at the Annual Meeting, or at any adjournment thereof, either of said proxies present and voting, either in person or by substitution shall exercise all the powers herein given.		Signature (Typed or Printed Name) Signature (if held jointly)
	Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized personnel.
		This Proxy May Be Revoked At Any Time Before It Is Voted At The Meeting. Please Mark, Sign, Date and Return This Proxy Promptly In The Envelope Provided.

QuickLinks

(1) ELECTION OF DIRECTORS FOR THE ENSUING YEAR
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
MATTERS TO BE PRESENTED
STOCKHOLDER PROPOSALS
EXPENSES OF SOLICITATION